UWM HOLDINGS CORPORATION ANNOUNCES PRICING OF
$500 MILLION OF 5.750% SENIOR NOTES DUE 2027

PONTIAC, Mich. (November 15, 2021) (NYSE:UWMC) – UWM Holdings Corporation (“UWMC”) announced today that its indirect subsidiary, United Wholesale Mortgage, LLC (“UWM”), priced its offering of $500 million aggregate principal amount of 5.750% senior notes due 2027 (the “Notes”). UWM expects the closing of the Notes to occur on November 22, 2021, subject to customary closing conditions. The Notes will have an interest rate of 5.750% and will be issued at a price of 100% of their face value.

UWM intends to use the net proceeds of the offering for general corporate purposes and to fund growth.

The Notes were offered only to persons reasonably believed to be qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable securities laws of any other jurisdiction. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy any of the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About UWM Holdings Corporation and United Wholesale Mortgage

Headquartered in Pontiac, Michigan, UWM Holdings Corporation is the publicly traded indirect parent of United Wholesale Mortgage, LLC (“UWM”). UWM is the largest wholesale mortgage lender in the United States, originating mortgage loans exclusively through the wholesale channel. With a culture of continuous innovation of technology and enhanced client experience, UWM leads its market by building upon its proprietary and exclusively licensed technology platforms, superior service and focused partnership with the independent mortgage broker community. UWM focuses on providing highly efficient, accurate and expeditious lending support. UWM originates primarily conforming and government loans across all 50 states and the District of Columbia.

Forward Looking Statements

This press release includes forward-looking statements regarding the offering of the Notes and the intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in UWM’s business and market conditions. UWM wishes to caution readers that certain important factors may have affected and could in the future affect UWM’s actual results and could cause UWM’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of UWM, including the risk that the offering of the Notes cannot be successfully completed. UWM undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

For inquiries regarding UWM, please contact:
INVESTOR CONTACT	MEDIA CONTACT
MATT ROSLIN	NICOLE YELLAND
InvestorRelations@uwm.com	Media@uwm.com